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                               FIRST QUARTER 2002
                             ANALYST CONFERENCE CALL
                                   MAY 2, 2002

Slide 1 - LOGO

Introduction - Good morning and thank you for participating in Millennium Chemicals analyst conference call and welcome to those participants on the Internet. Today we will cover results for the first quarter and our outlook. Speakers include Jack Lushefski, our SVP and Chief Financial Officer; and myself, Mickey Foster, VP of Corporate and Investor Relations.

As we announced in the invitation to this conference call, you can view the slides and listen to our presentation live by accessing our website (www.millenniumchem.com) and clicking on the Investor Relations icon.

The slides available to our Internet participants are meant as an enhancement tool and they contain information which is either in our press release or which we will discuss during this presentation.

Here are two instructions for our Internet participants:




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First, in addition to asking questions on the conference call as you have traditionally done, you can ask questions by clicking on the "send question" button located on the left hand portion of your screen and we will respond to them live during the Q&A portion of this conference call.

Second, the slides will automatically move forward during the presentation on your screen.

Slide 2 - DISCLAIMER

Before we start, our lawyers asked me to preface with our safe harbor legal statement: The statements made on this conference call relating to matters that are not historical facts, are forward looking statements. Our forward-looking statements are present expectations and actual events and results may differ materially due to the impact of factors such as industry cyclicality, general economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the Company's SEC filings. Please note we disclaim any obligation to update our forward-looking statements.

Jack will begin and cover the financials. Next, I will cover TiO[u]2, acetyls, specialty chemicals and Equistar. Then we will be glad to answer questions.
Jack....




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Thanks Mickey

I would now like to review some details of Millennium's reported results for the first quarter and our financial position at the end of March 2002.

Slide 3 - (EBITDA)

Millennium reported consolidated pro forma EBITDA OF $34 million for the first quarter of 2002 which was $43 million less than the $77 million reported for the first quarter of 2001 and $3 million less than that reported for the fourth quarter of 2001. EBITDA was equal to or lower than first quarter levels last year for all business segments, including Equistar. Comparisons of first quarter 2002 EBITDA to fourth quarter 2001 levels were slightly favorable for all wholly owned segments, but lower for our share of Equistar. For our wholly owned business segments, in the aggregate, this was the first quarterly sequential improvement in EBITDA since the last quarter of 2000. Mickey will discuss individual business segment performance when I complete my comments.

Slide 4 - (Financial Summary)

Moving to Millennium's financial summary for the first quarter ... the Financial Summary slide provides abbreviated Income Statements to arrive at normalized earnings, which exclude certain unusual items.




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o    Operating income was $11 million, down considerably from the first quarter of last year when $30 million was earned, but better than the fourth quarter of 2001 when we broke even at the operating income line.

o First quarter net interest expense was $21 million, equal to the first quarter of 2001 and down $1 million from the expense level of the fourth quarter of 2001. Average net debt levels during the first quarter this year were the same as average net debt levels during the first quarter last year.

o Equistar's operations, on an after interest basis, generated a loss of $39 million for Millennium in the first quarter of 2002, compared to a loss of $18 million in the first quarter of 2001 and $29 million for the fourth quarter of last year.

o The net loss for the quarter was $31 million or 49 cents per share versus a net loss of $7 million or 11 cents per share for the first quarter last year.

o The net loss for the first quarter of 2002 on this slide excludes our write-off of goodwill reported as the cumulative effect of an accounting change.

o The net loss in quarter one last year of $7 million excludes reorganization and plant closure charges recorded in the first quarter last year of $8 million, net of tax benefits.




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Slide 5 - (Net Income and EPS)

Moving to slide 5 ... this slide provides a reconciliation from our reported net loss to the normalized figures I provided and discussed on slide 4. You can see that our goodwill write-off was the only unusual item in the first quarter this year.

Slide 6 - (Net Debt)

Let's move to a discussion of our balance sheet and cash flow. Net debt at the end of the quarter as shown on slide 6 is $1.12 billion, a balance that is $49 million higher than our net debt balance at beginning of the quarter. Equity has been reduced during the quarter due to our net loss and the one-time write-off of goodwill. Our net debt-to-total capital percentage is 67% at the end of the quarter, up about 12 percentage points from the end of 2001 due primarily to the change in accounting for goodwill.

We were in compliance with the covenants in our credit agreement at the end of the first quarter.

Slide 7 - (Cash Flow)

Turning to our cash flow summary on slide 7 ... Cash used for capital spending remained at a very low rate as we continue to defer all but the most critical or short payback discretionary projects.




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o    Trade working capital, defined as accounts receivable plus inventories less accounts payable, increased during the quarter and was a use of $55 million in cash.

o Accounts receivable decreased during the quarter as we completed a European accounts receivable securitization program near the end of the quarter which provided $43 million used to repay borrowings under our revolving credit facility. Absent that transaction, accounts receivable would have increased by about $40 million as volumes improved in all businesses from the very depressed sales levels at the end of last year.

o We were successful with our efforts to reduce inventories and that reduction provided cash. Trade payables declined due to our inventory reduction, low levels of capital spending and seasonal purchasing patterns.

o The use of cash for other assets and liabilities also relates to the timing of payments for items such as insurance, payroll related costs and materials.

o We did not receive a distribution from Equistar during the quarter and net debt increased $49 million. Distributions from Equistar are not expected in 2002.




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Slide 8 - (SD&A Costs)

Turning to slide 8 ... We are very pleased with our employees efforts to control SD&A costs. Those costs in quarter one are 47 percent lower than the first quarter of 2001. As you can see from the graph, our spending levels for the first quarter of this year are considerably less than spending levels for the two year history presented.

In closing ... With this challenging business environment persisting, our employees are focusing on cost control and capital efficiency as a high priority. All of our intense efforts will continue and are part of our business plan for the remainder of 2002.

Now, I'll turn it over to Mickey who will discuss some details about performance in our business segments and at Equistar.

Slide 9 - TiO[u]2 EBITDA

Thanks Jack. The Titanium Dioxide (TiO[u]2) segment reported first quarter EBITDA of $30 million, compared to $49 million in the first quarter last year and similar to the $28 million reported in the fourth quarter of 2001.

Slide 10 - GLOBAL INDEXED - PRICE AND VOLUME

In U.S. dollar terms, the worldwide average first quarter price (red line) was down 16 percent from the same quarter last year and down 6 percent from last year's fourth quarter. In local




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currencies, average first quarter prices were 14 percent lower than last year's first quarter and down 6 percent from the prior quarter. Price increases have been announced by Millennium and most major producers effective March 1, 2002.

Millennium's global price increases, which range from 5 to 8 percent, were announced in order to begin the restoration of margins that have become unacceptably poor after more than a year of excessive price decreases in all global market regions. Successful implementation of these increases is dependent upon the continuation of the pattern of increases in customer demand experienced in the first quarter. Contracts with Millennium's large-volume TiO[u]2 customers include periods of price protection. Therefore, the benefits of such price increases may not be fully realized by Millennium until the third quarter.

First quarter TiO[u]2 sales volume (yellow line) of 151,000 metric tons was down 3 percent from the first quarter of last year and up 15 percent from last year's depressed fourth quarter levels. First quarter sales volumes declined 3 percent from the first quarter last year primarily due to more selective sales to the U.S. paper markets following the indefinite idling of the sulfate-process manufacturing facility at Hawkins Point, Maryland at the end of the third quarter last year. Volumes were up sequentially in the three months of the first quarter of 2002 partially due to customer restocking and buying ahead of price increases. In addition, April sales volume continued strong with liquidation of inventories and prices gradually increasing.




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Slide 11 - TiO[u]2 OPERATING RATES

The first quarter's TiO[u]2 operating rate was 80 percent of annual nameplate capacity of 690,000 metric tons compared to 88 percent of annual nameplate capacity of 712,000 metric tons in last year's first quarter, and 82 percent of annual nameplate capacity of 690,000 metric tons in last year's fourth quarter.

Slide 12 - TiO[u]2 MANUFACTURING COSTS

Manufacturing cost per ton in the first quarter of 2002 was down 10 percent from last year's first quarter and down 2 percent from last year's fourth quarter.

Slide 13 - TiO[u]2 OUTLOOK

Earnings should improve slightly in the second quarter over the first quarter as sales volume should increase seasonally due to the North American and European coatings season and global TiO[u]2 price increases should be gradually realized.

Slide 14 - ACETYLS HIGHLIGHTS

The Acetyls segment reported first quarter EBITDA of ($4) million compared to $2 million in the first quarter last year and ($7) million in last year's fourth quarter. The first




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quarter results were negatively impacted by $7 million due to unfavorable fixed-price natural gas purchase positions. These positions expired in March of 2002.

VAM prices in the first quarter were down 35 percent compared to the first quarter last year and down 8 percent from last year's fourth quarter due to cost-based price reductions and weak global economic conditions. Acetic acid prices in the first quarter decreased 31 percent from the comparable period last year and were down 8 percent from last year's fourth quarter for similar reasons.

Slide 15 - ACETYLS OUTLOOK

Acetyls profitability should improve in the second quarter over the first quarter with the absence of higher cost fixed-price natural gas purchase positions and expected moderate improvement in sales volume.

In mid-March, all major acetyls producers announced price increases for both VAM and acetic acid effective April 1, 2002, citing rising feedstock costs and unacceptable margins. In North America, price increases of 2[c] per pound for VAM and acetic acid were announced. In addition to the April 1 price increases, yesterday Acetyls announced another price increase for VAM of 60 Euros per metric ton in Europe, $50 per metric ton in Asia and in Latin America effective May 1. In Europe, 50 Euros per metric ton for VAM, and in Asia $50 per metric ton for VAM were announced. In addition to the April 1 price increases, yesterday acetyls announced another price increase for VAM of 60 Euros in Europe, $50 in Asia and in Latin America effective May 1.

Slide 16 - SPECIALTY CHEMICALS HIGHLIGHTS




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The Specialty Chemicals segment reported first quarter EBITDA of $6 million, which was flat with the first quarter of last year and an improvement over the $3 million reported in last year's fourth quarter. Sales volume was down 22 percent from last year's first quarter and up seasonally 4 percent from last year's fourth quarter.

Average selling prices increased 19 percent compared to last year's first quarter and increased 18 percent from last year's fourth quarter. The improved overall product mix in the first quarter of 2002 contributed to the higher average sales price. The price of crude sulfate turpentine, the key raw material, remained unchanged from last year's first quarter and fourth quarter.

Slide 17 - SPECIALTY CHEMICALS OUTLOOK

Second quarter of 2002 results should be comparable to the first quarter of 2002. The market for fragrance chemicals has improved, but remains competitive. New product development efforts continue, with a new coolant and a new flavor chemical launched in the first quarter.

Slide 18 - EQUISTAR HIGHLIGHTS

Millennium's 29.5 percent stake in Equistar generated a first quarter post-interest equity loss of ($39) million compared to ($24) million of equity loss in the first quarter of last year and a ($29) million equity loss in last year's fourth quarter.




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Compared to the fourth quarter of 2001, sales volume for olefins increased 7 percent in the first quarter of 2002 due to improved demand following aggressive industry inventory reductions that characterized the fourth quarter of 2001.

However, the benefits of increased demand were offset by a significant reduction in ethylene margins. During the first quarter of 2002, ethylene prices declined in an environment of rising feedstock and energy costs. In addition, certain fixed-price natural gas and natural gas liquid supply contracts, which were entered into in early 2001, resulted in costs that were approximately $33 million higher than market-based contracts would have been for the same period.

Compared to the fourth quarter of 2001, the polymers business benefited from improved margins, as falling ethylene prices more than offset lower polyethylene prices. The polymers business also benefited from volume improvements of 3 percent in the quarter.

Slide 19 - EQUISTAR OUTLOOK

Most of the fixed price natural gas contracts expired at the end of the first quarter of 2002. Prices for most of Equistar's products are expected to improve in the second quarter, but feedstock costs remain volatile. April orders suggest US demand is running ahead of the historical seasonal increase usually experienced for these markets. It is




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too early to determine whether the increased volume is resulting from fundamental demand or inventory re-building ahead of market price increases.

Slide 20 - LOGO

Thanks, and now I'd like to open it up for questions and answers.

     If you were unable to hear the entire call playback will be available until this Friday, May 3, by calling 706-645-9291, reservation #3782913 and you can access the speech and slides on the Internet at http://www.millenniumchem.com. Thanks for listening, and if you have further questions please call.